Exhibit 99.2

OFFICER’S CERTIFICATE

CAPITAL ONE AUTO FINANCE TRUST 2005-B-SS

March 15, 2006

Capital One Auto Finance Trust 2005-B-SS c/o Wilmington Trust Company 1100 North Market Street Rodney Square North, Wilmington, Delaware 19890	Standard & Poor’s Ratings Services 55 Water Street New York, New York 10041
JPMorgan Chase Bank, N.A. 4 New York Plaza, 6th Floor New York, New York 10004-2477	Moody’s Investors Service, Inc. 99 Church Street New York, New York 10007
Fitch, Inc. One State Street Plaza, 32nd Floor New York, New York 10004

This Officer’s Certificate is being issued in accordance with Section 3.9 of the Sale and Servicing Agreement dated as of June 2, 2005 as amended or supplemented (the “Agreement”) by and among Capital One Auto Finance Trust 2005-B-SS, as Issuer, Capital One Auto Receivables, LLC, as Seller, JPMorgan Chase Bank, N.A. (as successor to JPMorgan Chase Bank) as Indenture Trustee and Capital One Auto Finance, Inc., as Servicer (the “Servicer”). Terms not otherwise defined herein shall have the meanings ascribed thereto in the Agreement.

By his or her signature below, the undersigned officer of the Servicer, certifies that effective as of December 31, 2005:

(a)                      a review of the activities of the Servicer during the calendar year ended on December 31, 2005 (or such shorter period as may be applicable) and of performance under the Agreement has been made under my supervision; and

(b)                     to the best of my knowledge, based on such review, the Servicer has performed in all material respects its obligations under the Agreement throughout the calendar year ended on December 31, 2005 (or such shorter period as may be applicable).

IN WITNESS WHEREOF, I have executed this Officer’s Certificate as of the date first above written.

CAPITAL ONE AUTO FINANCE, INC., as Servicer

By:	/s/ Steve Richter
Name:	Steve Richter
Title:	Assistant Vice President